Exhibit 10.2

Execution Version

FRAMEWORK AGREEMENT
REGARDING A POTENTIAL JOINT VENTURE

by and between

RealCan Ambrum Healthcare Industry Investment (Shenzhen) Partnership

Enterprise (Limited Partnership) (“RealCan Ambrum”)
and
ReWalk Robotics Ltd (“ReWalk”)

This Framework Agreement (this “Agreement”) is entered into on March 6, 2018 by and between RealCan Ambrum Healthcare Industry Investment (Shenzhen) Partnership Enterprise (Limited Partnership) (“RealCan Ambrum”) and ReWalk Robotics, Ltd. (“ReWalk”).

The China Parties and ReWalk are referred to herein collectively as the “Parties” and individually as a “Party”.

The Parties hereby agree as follows:

● PROVISION	● AGREEMENT
● Parties to the Joint Venture

●      The Parties to the JV shall be:

i.       RealCan Ambrum

ii.     Affiliates of Timwell

iii.    Certain related parties of Timwell and RealCan Ambrum; and

iv.    ReWalk.

●      (i) and (ii) shall be jointly referred to as “RealCan Ambrum & Timwell” and RealCan Ambrum & Timwell and (iii) shall be jointly referred to as the “China Parties.”

●     Unless otherwise agreed to by ReWalk, (i) one of the RealCan Ambrum & Timwell entities must hold more than 30% of the equity interest in the joint venture to be formed between the China Parties and ReWalk (the “JV”), (ii) RealCan Ambrum & Timwell shall at all times hold no less than 51% of the equity interest in the JV; (iii) there should be no change of control of any of the RealCan Ambrum & Timwell entities; (iv) none of the direct or indirect shareholders of the China Parties shall be a Competitor as defined in Exhibit A; and (v) the China Parties to the JV are subject to ReWalk’s consent, which shall not be unreasonably withheld by ReWalk.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

● Formation of Joint Venture

●     The China Parties and ReWalk shall form a JV, whereby (i) the China Parties shall, in exchange for a 80% equity interest in the JV, contribute certain items as set forth below in the section entitled “Contributions”, and (ii) ReWalk shall, in exchange for a 20% equity interest in the JV, contribute certain items as set forth below in the section entitled “Contributions”.

●     Following the formation of the JV, the JV will operate as a stand-alone entity. The type of entity, jurisdiction and tax structure will be agreed upon by the Parties following detailed tax due diligence and analysis.

● Principles

●     The China Parties and ReWalk covenant to each other that it shall adhere to the following principles during the formation and operation of the JV:

i.     The JV shall be an independent and market-oriented entity, where the China Parties and ReWalk have the obligation to support the JV;

ii.    Any cooperation between the China Parties or ReWalk and the JV shall be pursuant to mutually acceptable arms-length terms; and

iii.   RealCan Ambrum & Timwell, and RealCan Ambrum &Timwell shall ensure the other China Parties, and ReWalk shall enter into a joint venture contract (“JV Contract”) for the incorporation of the JV in terms and conditions consistent with the provisions of this Agreement.

● Business

●     The research, development, registration, manufacture, marketing, distribution, offer for sale, sale, maintenance, market access, training and other related services in the Territory (as defined below) of ReWalk Stroke Exosuit (including in the Harvard Related Field as defined in the License Agreement Key Terms) (to be more fully detailed in the Transaction Documents, which includes the JV Contract and the articles of association of the JV).

●    The registration, marketing, distribution, offer for sale, sale, maintenance, market access, training and other related services (excluding any activities related to manufacture, research, development, or an IP transfer in any forms) in the Territory (as defined below) of ReWalk SCI Products in all versions including related components and spare parts (to be more fully detailed in the Transaction Documents, which includes the JV Contract and the articles of association of the JV).

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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● Territory	● People’s Republic of China. (for purposes of this agreement, the Territory includes the HK and Macau SAR, but not Taiwan).
● ReWalk Products

i.     ReWalk wearable medical robotic exoskeleton products, known as REWALK™ PERSONAL and REWALK™ REHABILITATION (together as “ReWalk SCI Products”), in all versions including related components and spare parts

ii.    ReWalk gait-restorative exosuit for stroke (“ReWalk Stroke Exosuit”) including all components and spare parts, that are under development

iii.   any modifications that may be made by ReWalk to all above mentioned products, including, without limitation, major enhancements, redesign of major parts and new features and functionalities.

iv.   any future wearable products that may be developed by ReWalk during the Term,

provided, however, that ReWalk Products expressly exclude any products for any military uses or application

●    The JV will have right of first refusal with respect to new products or services to be provided by ReWalk (or any affiliates of ReWalk) relating to the Business in the Territory.

● Contributions

i.     The total investment and registered capital of the JV are to be agreed by the Parties in the JV Contract.

ii.    The China Parties will contribute the following to the JV:

●     Operating cash based on funding plan of the JV as to be specified in the initial business plan; and

●     Manufacturing sites and facilities (as and when applicable), human resources, marketing resources and all necessary resources to support JV operation.

iii.   ReWalk will contribute the following to the JV:

●     Licenses under IP and know-how (including ReWalk Trademark) as well as other information related with the Business on terms and conditions to be mutually agreed; and

●    To facilitate the distribution, training, service, sales and promotion and other needed activities to commercially operate under such licenses, all data, materials and methods reasonably required for the production and commercialization of the Products in the Territory on terms and conditions to be mutually agreed.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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●     In the event that any or partial of the licensed rights as listed above are not deemed as permissible form of in-kind capital contribution under the applicable PRC laws and regulations, the Parties agree to use their best efforts to find alternative means for ReWalk to own 20% equity interest in the JV without the obligation to make any cash contribution, including but not limited to 1) all transferrable IP rights from or could be generated by ReWalk in the Territory as permitted by contractual or regulatory agreements related to such IPs; and 2) other commercial arrangements in compliance of applicable PRC laws and regulations. ; provided that ReWalk must license such rights and provide such services to the JV as consideration for such 20% equity interest in the JV.

●     For the first five years after the establishment of the JV, provided that ReWalk’s contributions to the JV as specified above have been duly and properly fulfilled in all material respects, ReWalk’s ownership in the JV shall not be diluted below 20% whatsoever. If the JV requires additional capital to fund its operations and conducts capital increase in the first 5 years of the JV’s establishment, subject to the compliance of and to the extent as permitted by PRC laws, such increased capital shall be contributed to the capital reserve fund of the JV, which, if converted into the registered capital of JV, its rights and obligations shall be enjoyed by the China Parties and ReWalk in proportion to their respective shareholding ratio as set forth in the “Formation of Joint Venture” above.

i.     Contribution schedule: to be agreed in the JV Contract based on milestones as to be specified in the initial business plan which shall be mutually agreed by the Parties.

ii.    Each of the China Party and ReWalk’s obligation to contribute to the registered capital to the JV shall be subject to each and all of an Investment Agreement between ReWalk and Timwell Corporation Limited, dated March 6, 2018 (the “Investment Agreement”), the License Agreement (as defined below), the Supply Agreement (as defined below) and the JV Contract (the “Transaction Documents”) having been duly executed, delivered and performed without material breach.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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iii. Should any Party fail to contribute any or all of its subscribed portion of the JV’s registered capital in accordance with the agreed contribution schedule in the JV Contract, the defaulting Party shall be liable to pay liquidated damages to the non-defaulting Party in an amount of interest calculated based on the current rate for one-year term loan in RMB announced by the People’s Bank of China on such unpaid amount accrued on a daily basis.
● Rights to Intellectual Property	● The JV and ReWalk’s rights to intellectual property are subject to the terms and conditions as stipulated in the License Agreement.
● License Agreement and Supply Agreement

●     ReWalk and the JV shall enter into a license agreement within twenty (20) days upon the establishment of the JV (the “License Agreement”), with terms and conditions consistent with the License Agreement Key Terms attached as Annex F of the Investment Agreement.

●     ReWalk and the JV shall enter into a supply agreement within twenty (20) days upon the establishment of the JV (the “Supply Agreement”), with terms and conditions consistent with the Supply Agreement Key Terms attached as Annex G of the Investment Agreement.

● Third Party Infringement	● Process and mechanism to be defined in the Transaction Documents.
● Board of Directors

●    The Board of Directors of the JV (the “Board”) will consist of 5 members, 4 of which will be designated by the China Parties (and at least 3 out of such 4 directors shall be designated by RealCan Ambrum & Timwell), and one of which will be designated by ReWalk. The China Parties and ReWalk will each be entitled to remove and reappoint any director designated by such Party. Notwithstanding the above, ReWalk shall always have a right to appoint at least one director to the Board unless its equity interests in the JV falls below 5%.

●    Subject to the compliance of PRC laws and as to be agreed and specified in the JV Contract, the chairman of the Board shall be appointed by RealCan Ambrum & Timwell, the vice-chairman of the Board shall be appointed by ReWalk. Subject to events that are specified in the JV Contract and when the chairman is unable to or refuses to perform his/her duties in such specified events, the vice-chairman shall perform such duties on behalf of the chairman.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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●     A quorum for a meeting of the Board shall be met if at least four (4) of the directors are present, which must include the director appointed by ReWalk. ●If a quorum shall not be present at any meeting of the Board, the directors present at the meeting may adjourn such meeting until a quorum shall be present, provided that, if notice of the Board meeting has been duly delivered to all directors in accordance with the applicable notice procedures in the JV Contracts 15 business days prior to such meeting, and the quorum is not present at the time appointed for such meeting solely because of the absence of ReWalk’s appointed director and such director fails to send a written notice to the Chairman to explain the reason for failure to attend, the meeting shall be adjourned to the tenth following business day at the same time and place (or to such other time or such other place as the directors may determine) with notice duly delivered to all directors five days prior to the occurrence of such adjourned meeting pursuant to the applicable notice procedures in the JV Contract and, if at the adjourned meeting, the quorum is not present in such meeting solely because of the absence of ReWalk’s director, then any three or four directors present at such meeting shall constitute a quorum.

●     Should any director be unable to attend a meeting in person, he/she may authorize in proxy a representative to attend and vote in the meeting.

●     The circumstances that would trigger a deadlock event and the mechanisms to resolve any such deadlock event in connection with the JV shall be further determined under the JV Contract.

● Core Management Personnel	● The initial CEO and the initial CFO of the JV shall be appointed by joint agreement of the China Parties and ReWalk. The remainder of the management team shall be appointed by the CEO. Any member of management may be removed by the affirmative vote of the majority of the Board; provided that such majority includes the director appointed by ReWalk with respect to the removal or replacement of the CEO or CFO.
● Business and Strategic Plan	● Not later than the end of each fiscal year, the JV shall have formulated and submitted to the Board a detailed business plan for the following fiscal year (including an operating and capital budget plan). Within 45 days after the end of each fiscal year, the JV shall have adopted by unanimous Board approval and delivered to each of the China Parties and ReWalk such detailed business plan and a strategic plan covering at least the following two fiscal years.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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● Minimum Payments

●    In order to maintain exclusive rights in China to market and sell the Products and the rights to the IP, the Parties mutually agree that the JV must provide ReWalk a minimum operating cash contribution, where such payments can be made to ReWalk from the JV as product purchase prices, royalties and all such other means as agreed to by the Parties (the “Minimum Payments”). The Minimum Payments by the JV to ReWalk for the first three years after formation of the JV and for the years thereafter is as set forth in Exhibit B.

●    The formula used to calculate all payments from the JV to ReWalk with regard to the Products will be determined in the JV Contract and other Transaction Documents.

●     Subject to the provisions to be agreed to by the Parties in the JV Contract, the JV shall be deemed to have defaulted on its Minimum Payment obligations resulting in the loss of its rights to market and sell the Products and the rights to IP in the Territory only if (1) such default is solely due to the under-performance of the JV and without any failure of ReWalk in the fulfilment of its obligations hereunder, and not due to any other events or factors that are not under the control or influence of the JV, and (2) one of the following circumstances occur (the “Deemed Default of Minimum Payment”):

i.     Within the [**] after the establishment of the JV (i) if the JV’s total amount of payables made to ReWalk in any given year is no less than [**]% of the Minimum Payments required to be made to ReWalk for [**] and (ii) the JV is unable to completely make up this Minimum Payment deficit to ReWalk by the end of the [**] period (the “First Due Date”). For clarity purpose, the failure to pay by no less than [**]% of the Minimum Payments in the [**] shall be subject to the terms in (ii) as below;

ii.    If for any year after the [**] since the JV’s establishment, the JV’s total amount of payables made to ReWalk is no less than [**]% of the Minimum Payment required to be made to ReWalk under this particular year and the JV is unable to completely make up this Minimum Payment deficit to ReWalk by the end of the following year (the “Subsequent Due Date”); or

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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iii.   If in any given year since the JV’s establishment, the JV’s total amount of payables made to ReWalk is less than [**]% but above [**]% of the Minimum Payment required to be made to ReWalk under this particular year and the JV is unable to make up this Minimum Payment completely to ReWalk by [**] after the end of this particular year (the “Cure Period Due Date”), the parties will mediate to find a cure through any one of the following: (a) the JV completely making up this deficit of Minimum Payment; (b) the JV conducting a business review with ReWalk, and if such shortfall is found to be due to any activities or events outside of the control of the JV, a reduced forecast shall be determined by ReWalk for this particular year at issue in lieu of the original forecast; or (c) at the sole discretion of ReWalk, as a consideration of the upcoming business prospects of the JV, the removal of the Minimum Payment requirement for such particular year.

●    (the First Due Date, Subsequent Due Date and Cure Period Due Date shall be collectively referred to herein as the “Payment Due Dates”).

If a Deemed Default of Minimum Payment has occurred, and Rewalk and the JV fail to agree on a waiver or other mediation approach to resolve the Deemed Default of Minimum Payment as defined under the “Deemed Default of Minimum Payment” section above (the “Mediation Approach”) within [**] after the applicable Payment Due Date (the “Mediation Due Date”), and such Mediation Approach must be initiated by either party through written notice to the other party at least [**] prior to the applicable Payment Due Date as defined under the “Deemed Default of Minimum Payment” section above, and if the JV and ReWalk fail to reach an agreement before the expiry of the Mediation Due Date, the JV and ReWalk shall be obligated to sign a termination letter of the Supply Agreement and License Agreement upon such due date.

The lead time for the JV’s payment for the purchase of any Products shall be [**]% of the Products’ aggregate purchase price up front upon the issuance of the purchase order to ReWalk. The final [**]% of the payment for such ordered Products shall be paid by the JV within a certain amount of days after the delivery of the Products as determined by the JV Contract.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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● Profit Distribution	● Subject to the fulfilment of the Minimum Payment requirement of the relevant years, the JV may distribute its Distributable Profits, where the Distributable Profits means the net profits of the JV after offsetting all losses in prior years as audited by the JV’s independent auditor.
● Auditor

●    The JV’s initial independent auditor shall be appointed by mutual agreement of ReWalk and RealCan Ambrum & Timwell. The independent auditor may be replaced by a decision of a majority of the board including the director appointed by ReWalk.

●    The JV shall deliver to ReWalk and RealCan Ambrum & Timwell unaudited consolidated balance sheets and statements and operations and cash flows within forty-five (45) days after the end of each fiscal year. Further, the JV shall deliver to ReWalk and China Parties true, correct and complete bilingual copies of the audited consolidated balance sheets and statements and operations and cash flows in accordance with PRC GAAP within three (3) months after the end of each fiscal year. In addition, the JV shall provide a bilingual version of quarterly consolidated financial statements in accordance with PRC GAAP within 30 days after the end of a quarter.

● Minority Protection Rights

●     Subject to the compliance of and to the extent as permitted by PRC laws, ReWalk shall have customary minority protection rights as specified in the JV Contract. Such customary minority protection rights may cover information rights (including unaudited quarterly financial statements and audited annual financial statements within timeline as specified in Auditor Clause), inspection rights, pro rata participation and preemptive rights, the right to receive information necessary to enable it to comply with its obligations under U.S. securities laws and, as set forth in Exhibits A, unanimous consent rights on certain fundamental matters. In the event the JV is restructured into a joint stock company where the shareholder general meeting becomes the highest authority of the company, subject to the compliance of and to the extent as permitted by PRC laws, the JV shall not take any actions in connection with the Board Reserved Matters stipulated under Exhibit A unless first approved by at least 85% of the shareholders of the company.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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●      ReWalk shall be permitted to disclose such information as is necessary to enable it to comply with its obligations under U.S. securities laws.

●     In addition, subject to the compliance of and to the extent as permitted by PRC laws, after 5 years of the establishment of the JV, ReWalk shall have customary piggyback registration rights with regard to registration under the U.S. federal securities laws with respect to the equity of the JV. The JV shall cause the executive team to cooperate in the marketing and disclosures reasonably necessary to the success of any such registration or sale.

● Transfer Restrictions	● Except as provided in the section entitled “Termination and Exit” or unless a Party earlier undergoes a Change of Control (as defined below) not to a Competitor of the other Party, (i) during the first 5 years after the date of establishment of the JV, the China Parties or ReWalk shall not sell, transfer or otherwise dispose of any of its interests in the JV to any third party without the prior consent of the other Party, with the exception that any of the China Parties~~,~~ (other than RealCan Ambrum & Timwell) can sell, transfer, or otherwise dispose of any of its interests in the JV to RealCan Ambrum & Timwell, and such transferred interests held by RealCan Ambrum & Timwell shall be subject to the same transfer restrictions as stipulated under this Agreement and the JV Contract; and (ii) commencing on the fifth anniversary of the JV’s establishment, any Party may sell, transfer or otherwise dispose of any of its interests in the JV to any third party, other than to a Competitor of the other Party, subject to the right of first refusal and co-sale right of the other Party. The foregoing shall be subject to an exception permitting a transfer to a wholly-owned entity or certain other designated entities (to be specified and agreed by the Parties) of the China Parties or ReWalk as applicable.
● Tag-Along Rights	● ReWalk will have customary tag-along rights to have the option to sell all or a portion of its economic or voting interest in the JV if RealCan Ambrum & Timwell sells any portion of its economic or voting interest in the JV to a third party (including other China Parties). The amount of equity interest that ReWalk is permitted to sell under such right shall equal the equity interest then held by Rewalk multiplied by a fraction equal to the total amount of equity interest then held by ReWalk, divided by the total amount of equity interest held by the selling RealCan Ambrum & Timwell plus ReWalk. Any subsequent third party that acquires economic or voting interests in the JV shall be bound by and subject to the same terms and conditions of the JV Contract.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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● Pledges	● No Party shall be permitted to pledge its equity interest in the JV except for purposes of obtaining financing resources for the JV with mutual agreements from all Parties of the JV. Conditioned on no more favorable terms offered by the China Parties for such financing needs, the Parties agree that the JV will first seek to obtain external financing from financial institutions before seeking other sources of financing under such circumstances.
● Termination and Exit

●     Subject to the compliance of and to the extent as permitted by PRC applicable laws and as to be detailed in the JV Contract, The JV may be terminated upon the following events:

●     (1)  the Parties may mutually agree to terminate and dissolve the JV at any time;

●     (2)  upon the bankruptcy or insolvency of the JV;

●     (3)  if any Party materially breaches its obligations under the JV Contract (including failing to make its capital contribution for a certain period of time as to be detailed in the JV Contract), the non-breaching Party shall have the right (subject to terms in the JV Contract, including but not limited to applicable cure periods) to (i) buy out the interest of the breaching Party in the JV, (ii) require the breaching Party to buy out the non-breaching Party’s interest at Fair Market Value, taking into account what the JV would be worth if the breach had not occurred, or (iii) require the JV to be dissolved;

●     (4)  upon the “Change of Control” of any Party to a Competitor of the other Party, such other Party shall have the right to (i) buy out the interest of the first Party in the JV, (ii) require the first Party to buy out such other Party’s interest at Fair Market Value, or (iii) require the JV to be dissolved;

●     (5)  if so agreed between the Parties, upon a fundamental change in the business of the JV, such that the JV is no longer substantially engaged in the Business.

●     Customary termination triggering event and the detailed exit mechanism shall be further agreed in the JV Contract.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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● Change of Control of ReWalk

●     If a Change of Control in respect of ReWalk occurs, the China Parties shall have the right, at its sole discretion, to buy out the shares owned by ReWalk in the JV at Fair Market Value.

●     “Change of Control” shall mean any of the following: (i) the sale, assignment, transfer, conveyance or other disposition (including by way of grant of a license or lease) of all or substantially all of the consolidated assets of one Party, (ii) a merger, consolidation, amalgamation or other combination of one Party or any of its subsidiaries with or into another entity (other than solely for the purpose of reincorporation in a different jurisdiction), (iii) any other transaction or series of related transactions (including by merger, consolidation or otherwise) in which, after the consummation of such transaction(s), (A) any person or entity would (directly or indirectly, alone or together with others) be deemed a controlling shareholder (baal shlitah) (as defined in Section 268 of the Israel Companies Law) of a Party (or the surviving or acquiring entity, as applicable), or (B) the shareholders of a Party’s ordinary shares immediately prior to such transaction ceasing to own, directly or indirectly, more than 50% of the ordinary shares of such Party (or any surviving or continuing entity), and (iv) any other matters related or ancillary to, or in connection with, any of the foregoing.

●     RealCan Ambrum & Timwell and ReWalk shall agree on the process and mechanism to define the Fair Market Value in the JV Contract which shall be by principle consistent to the process as described below, and in compliance with PRC laws and regulations:

●     (a) Each Party shall appoint an internationally reputable external accounting firm (which may not be the JV’s auditor) within ten (10) business days and at its own expense to perform individual valuations of the Fair Market Value of the JV as a going concern based on fair market value, and shall use reasonable best effort to cause the accounting firm to produce valuation result as soon as practicable.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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●     (b) If the difference between the two valuations is within a ten percent (10%) range, the average of the two valuations shall be deemed to be the Fair Market Value. If the difference between the two valuations exceeds ten percent (10%) of the higher valuation, then within ten (10) business days of notice from any Party, a third party accounting firm as mutually determined by the Parties shall be appointed as the third accounting firm and determine the final valuation, and such valuation shall be the Fair Market Value. The cost of the third accounting firm shall be borne equally by the China Parties and ReWalk. Each Party shall use reasonable best efforts to cause the third accounting firm to produce valuation result as soon as practicable.

●     (c) If a Party fails to appoint an accounting firm within the specified period as set forth in above section (a), the valuation of the accounting firm appointed by the other Party shall be the Fair Market Value.

● IPO	● Subject to the compliance of and to the extent as permitted by PRC applicable laws and related listing rules, upon the filing of any initial public offering that results in the voting equity of the JV (or any successor entity) becoming listed on a national securities exchange (an “IPO”), ReWalk shall keep its Minority Protection Rights to the maximum extent permissible under applicable laws and listing rules. The Parties and the JV further agree to restore ReWalk’s Minority Protection Rights in the JV to the maximum extent permissible under applicable laws and listing rules within a reasonable period of time in the event that (i) the IPO fails to occur for any reason within 3 years after the JV has been restructured into a joint stock company, or (ii) the Board of the JV reaches a unanimous decision not to pursue an IPO, whichever is earlier.
● Non-competition	● Each Party will agree in the JV Contract not to, and to cause its subsidiaries not to, directly or indirectly compete with the Business within the Territory in the case of ReWalk and worldwide in the case of the China Parties, provided that none of the Parties shall have an intention to prohibit the other Party from engaging in any business that is beyond the scope of the Business.
● Corporate Opportunity	● Each of ReWalk and the China Parties is prohibited from taking corporate opportunities in respect of the Products exclusively in China, to the extent it discovers such opportunities in the conduct of its own business outside of the JV, unless ReWalk or the China Parties first offers the opportunity to the JV.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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● Service Fees	● Without prejudice to the generality of the provisions as provided in the sections entitled “Principles” and “Contributions”, to the extent that the JV requires any support from ReWalk for technology updates or upgrades or content development, the JV will compensate ReWalk for such updates, upgrades or development, provided such support is solely for the benefit of the JV and at a price mutually agreed by the JV and ReWalk.
● Related Party Transactions	● Subject to the compliance of and to the extent as permitted by PRC applicable laws, any contract or agreement of any kind entered into by the JV with any shareholder or any affiliate of a shareholder or with any person who controls or is under common control with any shareholder or any affiliate of a shareholder shall be on arms-length terms and shall be submitted to the Board of directors of the JV for approval, subject to Exhibits A.
● Timeline	● The JV will be established on or before July 1, 2018.
● Term of JV	● fifty (50) years until terminated earlier in accordance with the joint venture agreement.
● Applicable Law	● The formation, validity, interpretation, implementation and settlement of disputes in respect of this Agreement and the JV Contract shall be governed by the applicable PRC laws and regulations.
● Dispute Resolution	● Subject to the compliance of and to the extent as permitted by PRC applicable laws, any dispute to be submitted for arbitration under this Agreement and the JV Contracts shall be submitted to the Hong Kong International Arbitration Centre in Hong Kong for arbitration which shall be conducted in accordance with the Centre’s arbitration rules in force at the time of applying for arbitration.
● Confidentiality

●    The Parties agree that the existence, content, and/or discussion of this Agreement shall not be disclosed to any third party, or any of their employees, financing providers, professional advisors or other representatives except on a need-to-know and confidential basis. No Party shall advertise or release any publicity regarding the existence, content or discussion of this term sheet without the prior written consent of the other Party.

●     Notwithstanding the aforementioned, as ReWalk is a public company in the United States traded on NASDAQ, the China Parties acknowledges and agrees that ReWalk may be required to disclose certain information related to this term sheet under applicable laws; accordingly, any confidentiality undertaking by ReWalk set forth herein shall be subject to such ReWalk’s disclosure obligations as required by applicable laws and the aforementioned actions will not be deemed in any way a breach of ReWalk’s confidentiality undertaking set forth above.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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●    Notwithstanding the aforementioned, as ReWalk is a public company in the United States tradedü on NASDAQ, the China Parties acknowledges and agrees that ReWalk may be required to disclose certain information related to this term sheet under applicable laws; accordingly, any confidentiality undertaking by ReWalk set forth herein shall be subject to such ReWalk’s disclosure obligations as required by applicable laws and the aforementioned actions will not be deemed in any way a breach of ReWalk’s confidentiality undertaking set forth above.

● Costs and Expenses	● Each party shall bear and pay its own costs, fees and expenses incurred in connection with the transactions contemplated hereby. ● Expenses for the JV set up will be borne within the JV.
● Effectiveness	● This Agreement shall become effective and binding upon execution by ReWalk and RealCan Ambrum.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement on the date first above mentioned.

RealCan Ambrum Healthcare Industry Investment (Shenzhen) Partnership Enterprise (Limited Partnership)

By:	/s/ Ning Cong
Name:	Ning Cong
Title:	Authorized Signatory

REWALK ROBOTICS LTD.

By:	/s/ Larry Jasinski
Name:	Larry Jasinski
Title:	CEO

[Signature page to JV Framework Agreement]

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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EXHIBIT A
Matters Requiring Unanimous Board Approval

The JV shall not be authorized or entitled to take a list of actions unless such actions are first approved by unanimous consent of the directors present, in person or by proxy, at a duly convened and constituted Board meeting (which shall include the director appointed by ReWalk) (the “Board Reserved Matters”). The Board Reserved Matters will include:

(1)	the incurrence, assumption, cancellation or guarantee of any indebtedness in excess of US$ [**] in a single transaction or series of related transactions other than those that are in the ordinary course of business and are not included in the approved capital or operating budget of the JV;

(2)	the creation of any lien, security interest, mortgage, pledge or other encumbrance upon any assets of the JV, subject to mutually agreed exceptions;

(3)	any sale, exclusive license or other disposition of any IP of the JV, other than in the ordinary course of business;

(4)	the adoption of the JV’s business plan for any fiscal year, including the operating budget and capital budget to be included in such annual business plan, or any variance from the operating or capital budget that is greater than a mutually agreed percentage threshold;

(5)	the creation of, and any delegation to, any committee of the Board;

(6)	any sale, lease or other disposition of (i) all or substantially all of the assets of the JV in a single transaction or in a series of related transactions, or (ii) any single asset or group of assets the value of which exceeds US$ [**].

(7)	the JV’s commitment to or incurrence of any capital expenditure in any given fiscal year in excess of a US$ [**] unless such capital expenditure has already been included in an approved capital budget for the JV for such fiscal year or is in the ordinary course of business;

(8)	the JV’s voluntary incurrence, in a single transaction or series of related transactions, of any contractual or other fixed or contingent long-term liability in excess of US$ [**] unless such incurrence has been included or forecast in an approved operating or capital budget for the JV for such fiscal year or is in the ordinary course of business;

(9)	any merger, consolidation, acquisition , investment or similar business combination or transaction in respect of the JV;

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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(10)	the creation of any subsidiary of the JV, where the JV owns more than 50% of the voting and economic interest of the entity and the net assets or revenue of such subsidiary exceeds a mutually agreed economic threshold;

(11)	the commencement, prosecution or settlement of any litigation, arbitration or other dispute resolution involving claimed or potential amounts in excess of US$ [**] (other than legal proceedings in which the JV is adverse to a China Party or ReWalk or their respective affiliates, with respect to which only the approval of the directors not associated with such Party shall be required);

(12)	subject to the section entitled “Profit Distribution”, the declaration or payment of any dividends or other distributions to members of the JV or the adoption of any profit distribution plan for the JV;

(13)	any material changes to the accounting methods or practices of the JV;

(14)	the adoption, amendment or termination of any employee equity incentive plans or any other equity-based compensation or benefit scheme for the JV’s employees in excess of a mutually agreed threshold;

(15)	any cash or non-cash compensation to be paid by the JV to officers of the JV that deviates from previously approved compensation schedule;

(16)	any material change in the nature or scope of the business of the JV;

(17)	the termination, modification, or amendment of the material rights or obligations of the China Party or ReWalk under the joint venture agreements (including the service agreements entered into by China Party or ReWalk and the JV), shareholders’ agreement and any other constituent documents of the JV, including but not limited to those rights and obligations that may have a substantial influence on management and operation of the JV, security interests of the JV and the acquiring and transfer thereof;

(18)	the creation of new classes of equity of the JV, or the issuance of any equity, ownership or other interests (including any security or instrument convertible into, or exercisable or exchangeable for, any of the foregoing) in the JV, or any repurchase or redemption thereof other than (i) when the valuation of the JV is not less than a mutually agreed valuation threshold (reflecting a mutually agreed multiple of the JV’s valuation at the time of its establishment) and (ii) that are pari passu with the equity securities held by the China Party and ReWalk in a bona fide financing transaction;

(19)	the issuance of any equity, ownership or other interests (including any security or instrument convertible into, or exercisable or exchangeable for, any of the foregoing) in the JV to any competitor of ReWalk or a China Party, based on definitions to be agreed by the Parties, plus up to [**] additional deemed competitors that may be designated from time to time by each of the China Party and ReWalk (subject to updating with 10 business days advance written notice given not more frequently than every 6 months) (each a “Competitor”);

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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(20)	any proposed IPO, listing or quotation of the securities of the JV (or its parent holding company) in which the pre-money valuation of the JV provided by the underwriter/investment bank is less than a mutually agreed valuation threshold or if the stock exchange where the JV (or its parent holding company) is proposed to be listed is not in the US, Hong Kong or mainland China;

(21)	the dissolution, liquidation or winding-up of the JV or the cessation of carrying on the business of the JV, other than as provided in the section entitled “Termination and Exit”;

(22)	the commencement of any bankruptcy, insolvency or other similar proceeding in respect of the JV, or the adoption of a plan with respect to any of the foregoing; and

(23)	the entry by the JV into any contract or agreement of any kind, or material amendment thereof, in excess of US$ [**] with any shareholder or any affiliate of a shareholder or with any person who controls or is under common control with any shareholder or any affiliate of a shareholder, provided that the entry into or amendment of the contract or agreement is approved by the unanimous vote of those directors who are deemed independent with respect to the contract or agreement, with the exception of sales orders with customary terms for orders of that nature.

Except to the foregoing, all other matters submitted to the Board of Directors for approval shall be approved with the consent of a simple majority of directors of the Board unless otherwise required by applicable law.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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EXHIBIT B

Minimums
	First Year after Incorporation	Second Year after Incorporation	Third Year after Incorporation	From the Fourth Year after Incorporation
Amount to be paid to ReWalk	US$1,250,000	US$4,000,000	US$8,000,000

From year 4 to year 6:

Annual increase of 15% on the minimum amount for the preceding year

From year 7 to year 9:

Annual increase of 10% on the minimum amount for the preceding year

Afterward: annual increase of 5-8% on the preceding year’s amount.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.
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